AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BRISAM CORPORATION

(As amended through May 15, 2008)

           I THE UNDERSIGNED natural person of the age of 21 years or more, acting as incorporator of a corporation under the Private Corporations provisions of 78-010, et seq., NEVADA REVISED STATUTES, (hereinafter referred to as the “N.R.S.”), adopt the following Articles of Incorporation for such Corporation:

ARTICLE I
NAME

The name of the Corporation is BRISAM CORPORATION.

ARTICLE II
PRINCIPAL OFFICE

           The initial principal office of the Corporation shall be located at 216 South Fourth Street, Las Vegas, Nevada, 89106, and/or such other place as the directors shall designate.

ARTICLE III
DURATION

            The period of duration of the Corporation is perpetual.

ARTICLE IV
PURPOSES AND POWERS

            The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically, to have and to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized and any and all acts amendatory thereof and supplemental thereto.

ARTICLE V
AUTHORIZED SHARES

Class	Par Value Per Share	Number of Shares Authorized
Class A Voting Common	$0.001	500,000,000
Preferred	$0.001	19,000,000
Class A Preferred Stock	$0.001	1,000,000

The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the Preferred Stock shall be as follows:

PREFERRED SHARES

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitations of that series.

Class A Preferred Stock

The rights, preferences, restrictions and other matters relating to the Class A Preferred Stock are as follows:

Section I.                Designation and Amount. There is hereby authorized to be issued out of the authorized and unissued shares of preferred stock of the Corporation a class of preferred stock designated as the “Class A – Super Voting Preferred Stock” (“Class A Preferred Stock”) and the number of shares constituting such class shall be 1,000,000.

Section II.               Voting Rights. Holders of the Class A Preferred Stock shall be entitled to cast five hundred (500) votes for each share held of the Class A Preferred Stock on all matters presented to the stockholders of the Corporation for stockholder vote which shall vote along with holders of the Corporation’s Common Stock on such matters.

Section III.              Redemption Rights. The Class A Preferred Stock may be redeemed only by separate written agreement by and between the Holder and the Corporation.

Section IV.             Conversion Rights. The Class A Preferred Stock is convertible, at any time or from time to time, at the sole option of the Holder, into shares of Common Stock on a one-for-one hundred basis (i.e.- for every share of Class A Preferred Stock converted, the Holder would receive one hundred (100) shares of Common Stock).

Section V.               Protective Provisions.  So long as any shares of Class A Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of the Class A Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter, and which Preferred Stock represents at least a majority of the voting power of the then outstanding shares of such Class A Preferred Stock:

(a) Sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related   transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

(b) Alter or change the rights, preferences or privileges of the shares of Class A Preferred Stock so as to affect adversely the shares;

(c) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock;

(d) Authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Class A Preferred Stock with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Class A Preferred Stock; or

(e) Amend the Corporation’s Articles of Incorporation or bylaws

Section VI.             Other Rights. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Class A Preferred Stock, including by way of illustration but not limitation, those concerning dividend, ranking, other conversion, other redemption, participation, or anti-dilution rights or preferences.

Section VII.            Definitions. As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Common Stock” means any and all shares of the Corporation’s $0.001 par value common stock.

“Corporation” means Brisam Corporation, a Nevada corporation, and its successors.

“Class A Preferred Stock” has the meaning ascribed to it in Section I hereof.

“Holder” means a holder of a share or shares of Class A Preferred Stock as reflected in the stock books of the Corporation.

ARTICLE VI
PRE-EMPTIVE RIGHTS

           No shareholder of the Corporation shall, because of his ownership of stock, have a pre-emptive or other right to acquire unissued shares, treasury shares or securities convertible into such shares.

ARTICLE VII
VOTING OF SHARES

           Each outstanding share of the class “A” common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the stockholders. Each shareholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such shareholder or by its duly authorized attorney in fact. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote in person or by proxy, the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right, whatsoever, to accumulate his or its votes with regard to such election.

ARTICLE VIII
DIRECTORS

           The governing board of this Corporation shall be called directors, and the number of directors may from time to time be specified by the By-laws of the Corporation at not less than one, nor more than fifteen. When the By-laws do not specify the number of directors, the number of directors shall be three (3), or equal to the number of shareholders should there be less than three initial shareholders. The name of the initial director, being also the incorporator and sole shareholder, is:

NAME                                           ADDRESS

           LESLIE H. SHAW                                                      3760 So. Highland Dr. #300, Salt Lake City, UT 84106

which director shall hold office until the first meeting of the shareholders of the Corporation and until his or her successors have been duly elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Corporation.

ARTICLE IX
INCORPORATOR

The name and address of the sole incorporator shareholder of this Corporation is:

NAME                                           ADDRESS

LESLIE H. SHAW                                                      3760 So. Highland Dr. #300, Salt Lake City, UT 84106